77Q (e) Exhibits

INVESTMENT ADVISORY CONTRACT

This Contract is made this 13th day of October, 2000, between Native American Advisors, Inc., a
Georgia corporation having its principal place of business in Alpharetta, Georgia (the "Adviser"), and
4 Winds Family of Funds, a Delaware business trust having its principal place of business in Pittsburgh, Pennsylvania (the "Trust").

	WHEREAS the Trust is an open-end management investment company as that term is defined in the Investment Company Act of 1940, as amended, and is registered as such with the Securities and Exchange
Commission; and

	WHEREAS Adviser engages in the business of rendering investment advisory and management services.

	NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The Trust hereby appoints Adviser as
	Investment Adviser for the 4 Winds Treasury Money Market Fund ("Fund") and Adviser accepts the appointment. Subject to the direction of the Trustees, the Adviser shall provide the Trustees with periodic reports and analyses regarding current economic and investment matters which may affect the Fund, and shall monitor and provide the Trustees with analyses of the Fund's performance in light of these trends. It is agreed and understood that, during the term of this Contract, Federated Investment Management Company shall be responsible for the daily management of the Fund's assets, including the buying and selling of portfolio securities, pursuant to the terms of a Co-Advisory Agreement dated October 13, 2000 between the Fund and Federated Investment Management Company (the "Co-Adviser").

2.	Adviser, regarding its activities on behalf
	of the Fund, will be guided by the Fund's investment objective and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

3.	The Fund shall pay or cause to be paid
	all of its own expenses and its allocable share of Trust expenses, including, without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of Trustees and officers of the Trust; fees for investment advisory services and administrative personnel and services; expenses
	 incurred in the distribution of its shares ("Shares"), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of
	1933 and the Investment Company Act of 1940, as amended, and any amendments thereto; expenses of registering and qualifying the Trust, the Fund, and Shares under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars;
	printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses;
	association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Fund. The Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto.

4.	The Fund shall pay to Adviser, for
	all services rendered to Fund by Adviser hereunder, the fees set forth in the exhibit attached hereto.
	In addition, the Fund shall reimburse the Adviser for travel costs incurred by it in connection with the attendance by an employee of the Adviser of Board of Trustees meetings of the Fund.

5.	The net asset value of the Fund's Shares
	as used herein will be calculated to the nearest 1/10th of one cent.

6.	The Adviser may from time to time and for
	such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Adviser may, by notice to the Fund, voluntarily declare to be effective.

7.	This Contract shall begin for the Fund as
	of the date of execution of the exhibit hereto and shall continue in effect with respect to the Fund for two years from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to the Fund.

8.	Notwithstanding any provision in this
	Contract, it may be terminated at any time with respect to the Fund, without the payment of any penalty, by the Trustees of the Trust or by a vote of the shareholders of that Fund on sixty (60) days' written notice to Adviser.

9.	This Contract may not be assigned by
	Adviser and shall automatically terminate in the event of any assignment. Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.

10.	In the absence of willful misfeasance,
	bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Adviser, Adviser shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

11.	This Contract may be amended at any time
	by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust including a majority of the Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, on behalf of the Fund by a majority of the outstanding voting securities of such Fund as defined in Section 2(a)(42) of the Act.

12.	The Adviser acknowledges that all sales
	literature for investment companies (such as the Trust) is subject to strict regulatory oversight. The Adviser agrees to submit any proposed sales literature for the Trust (or the Fund) or for itself or its affiliates which mentions the Trust (or the Fund) to the Trust's distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Adviser to produce sales literature for the Trust (or the Fund). The Trust agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Adviser of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Trust.

13.	Adviser is hereby expressly put on
	notice of the limitation of liability as set forth in Article VII of the Declaration of Trust and agrees that the obligations pursuant to this Contract of the Fund and of the Trust with respect to the Fund be limited solely to the assets of the Fund, and Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust, the shareholders of any such fund or the Fund, the Trustees, officers, employees, or agents of the Trust, or any of them.

14.	The parties hereto acknowledge that
	21st Century Enterprises, Inc. has reserved the right to grant the non-exclusive use of the name
	"4 Winds Family of Funds" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust and the Fund the use of the name 4 Winds
	Family of Funds. The name 4 Winds Family of Funds will continue to be used by the Trust and the Fund so long as such use is mutually agreeable to 21st
	Century Enterprises, Inc. and the Trust.

15.	The adviser will provide the Co-Adviser
	with a list, to the best of the Adviser's knowledge, of all affiliated persons (and any affiliated person of such an affiliated person) and will promptly update the list whenever the Adviser becomes aware of any additional affiliated persons.

16.	This Contract shall be construed in
	accordance with and governed by the laws of the Commonwealth of Pennsylvania.

17.	This Contract will become binding
on the parties hereto upon their execution of the attached exhibit to this Contract.




EXHIBIT A
to the
Investment Advisory Contract

4 Winds Treasury Money Market Fund

	For all services rendered by Adviser
hereunder, the above-named Fund of the 4 Winds
Family of Funds shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.05% of the average daily net assets of the Fund.

	The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.05% of 1% applied to the daily net assets of the Fund.

	The advisory fee so accrued shall be paid to Adviser monthly.

	Witness the due execution hereof this 13th day of October , 2000.

 4 Winds Family of Funds

By:  ./s/ George M. Polatas
Name:  George M. Polatas
Title:  Vice President


Native American Advisors, Inc.


By:  /s/ Dean T. Parisian
Name:  Dean T. Parisian
Title:  President
Current as of:  8/18/94